Exhibit 12(g)
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                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (" Agreement"), dated the 30th day of November, 2005, is entered into by and between DuraVest, Inc., a Florida corporation ("Company") and Dr. Ogan Gurel who presently resides at 1151 W Eddy Street, Chicago, IL 60657, U.S.A. ("the Optionee").

     The Company desires, by affording the Optionee an opportunity for investment in shares of its Common Stock, to further the objectives of the Company by providing special incentives to the Optionee to continue his service with the Company and to increase his efforts on behalf of the Company.

     The parties, in consideration of the mutual covenants forth herein, agree as follows:

     1. Option Grant. Subject to the provisions set forth herein the Company hereby grants to the Optionee, as a matter of separate agreement and not in lieu of compensation for services rendered to the Company, the right and option to purchase up to an aggregate of 750,000 shares of its Common Stock (the "Option"). The Option is intended to be a Non-Statutory Stock Option that does not qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended.

     2. Grant Date and Stock Option Plan. The date of action by the Company in granting this Option is November 25th, 2005. The purchase price of each optioned share of Common Stock ("Optioned Shares") is $1.26 per share (the "Stock Option Price").

     3. Vesting and Manner of Exercise. The Option shall vest and may be exercised in accordance with the following:

         (a) Vesting of the Option. The right of the Optionee to exercise the Option shall vest in the Optionee on December 1, 2007, unless the Optionee , who was elected as a director of the Company on September 6, 2005, has been previously terminated for cause or resigned without Good Reason. If the Optionee ceases to serve as a director of the Company prior to November 30, 2007 by virtue of the Optionee's termination for cause or the Optionee's resignation without Good Reason as defined in the Employment Agreement dated as of November 25th, 2005 between the Optionee and the Company, the Option shall be canceable as to 250,000 shares of the 750,000.

         (b) Time of Exercise of Option. The Option may be exercised in whole and in part at any time after November 30th, 2007 from time to time in lots of no less than 500 shares (or, in the event any ba1ance as to which the Option remains unexercised is less than 500 shares, in a lot equal to such balance) and on or before November 30th, 2015 (the "Option Period").

         (c) Notice of Exercise. Unless sooner terminated, after November 30th, 2007, the Option may be exercised by the Optionee by providing written notice to the Company, which notice (i) shall state the election to exercise the Option



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and the number of shares as to which the Option is then being exercised; (ii)
shall be accompanied by payment in full of the Stock Option Price of said shares; (iii) shall be signed by the person so exercising the Option; and (iv) in the event that the Option is being exercised by any person other than the Optionee, will be accompanied by appropriate proof of the right of such person to exercise the Option.

         (d) Payment of the Stock Option Price. The Stock Option Price may be paid. to the extent permitted by applicable statutes and regulations: (i) in cash (including check, bank draft or money order); (ii) by delivery of. promissory note (containing such terms and conditions as the Committee may in its discretion determine); (iii) whole shares of the Company's Common Stock,
(iv) the withholding of shares of Common Stock. issuable upon such exercise of the Option (in which case the Stock Option Price will be credited with an amount equal to the number of shares withheld from issuance under the Option times the mean of the bid and ask prices of the Common Stock on the day of the exercise of the Option); or (v) any combination of the foregoing methods of payment acceptable to the Committee.

         (e) Withholding. The: Company is entitled to (i) withhold and deduct from future payments of compensation to the Optionee (or from other amounts which may be due and owing from the Optionee to the Company), or make other arrangements for the collection of all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements (a) attributable to the grant or exercise of the Option or (b) otherwise incurred with respect to the Option; or (ii) require the Optionee promptly to remit the amount of such tax requirement to the Company before taking any action with respect to the Option.

         (f) Subsequent Tax Liability. Federal, state, local and any other income tax liability resulting from the ultimate disposition of the Common Stock purchased pursuant to the Option will be the sole responsibility of the Optionee.

         (g) Issuance of Stock. Within a reasonable time from the date of receipt by the Company of the foregoing notice and all required payments and other documentation, a certificate or certificates for the shares of Common Stock as to which Option will have been so exercised, registered in the name of the person so exercising the Option and, if deemed necessary by counsel to the Company will be issued by the Company and delivered to such person. All shares issued as provided herein will be fully paid and non-assessable. Certificates for all shares of Common Stock issued upon exercise of the Option shall bear a legend reading substantially as follows:

               "The Shares represented by this certificate are restricted securities which have not been registered under the Securities Act of 1933 (the "Act") of the securities laws of any state and such shares may not be sold or transferred except upon registration under the Act and applicable state laws or upon delivery of an opinion of counsel acceptable to the Corporation that registration is not required for such sale or transfer."

     4. Rights of Optionee. The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by an Option until the



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Optionee shall have become the holder of record of such shares and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date the Optionee becomes the holder of record of such shares.

     5. Transferability. No right or interest of any Optionee in an Option prior to its exercise shall be assignable or transferable or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, divorce or bankruptcy. Any attempted assignment, transfer, pledge or hypothecation or other disposition of the Option, other than in accordance with the terms set forth herein, shall be null and void and of no force or effect. Notwithstanding the foregoing, in the event of an Optionee's death, an Optionee's right and interest in Options shall be transferable by testamentary will or the laws of decent and distribution, any payment of any amounts due hereunder shall be made to, and exercise of any Options (to the extent permitted under this Agreement) may be made by, the Optionee's legal representatives, heirs or legatees. Such assignee shall be subject to all of the terms and provisions of this Agreement. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to this Agreement is unable to care for his or her affairs because of mental condition or physical conditions, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

     6. Exercise After Termination of Service. Termination of Service Due to Death, Disability or Retirement. . In the event an Optionee's services with the Company are terminated by reason of the Optionee's death, disability or retirement, all outstanding Options then held by the Optionee to the extent that they have vested on the date of termination shall continue to be or shall become immediately exercisable in full and remain exercisable for the Option Period.

     7. Limitations Upon Issuance of Stock.Anything contained herein to the contrary notwithstanding, the Company shall not be required to issue or deliver any certificate for shares of Common Stock under this Agreement (and an Option shall not be considered to be exercised, notwithstanding the tender by the Optionee of any consideration therefor), unless and until each of the following conditions set forth below has been fulfilled.

         (a) There shall be in effect with respect to such shares a registration statement under the Securities Act and any applicable state securities laws if the Board, in its sole discretion, shall have determined to file, cause to become effective and maintain the effectiveness of such registration statement; or (b) if the Board has determined not to so register the shares of Common Stock to be issued under the Agreement: (i) an exemption from registration under the Securities Act and applicable state securities laws shall be available for such issuance (as determined by counsel to the Company); and (ii) there shall have been received from the Optionee [or, in the event of death or disability, the Optionee's heir(s) or legal representative(s)] any representations or agreements requested by the Company in order to permit such issuance to be made pursuant to such exemption.



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                  (b) There shall have been obtained any other consent, approval or permit from any state or federal governmental agency which the Board shall, in its sole discretion, upon the advice of counsel, deem necessary or advisable.

     8. Limitation or Transfer After Issuance of Stock. Shares of Common Stock issued upon exercise of an Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, except pursuant to registration under the Securities Act and applicable state securities laws or pursuant to exemptions from such registrations. The Company may condition the sale, assignment, transfer, pledge, hypothecation or other disposition of such shares not issued pursuant to an effective and current registration statement under the Securities Act and all applicable state securities laws on the receipt from the party to whom the shares of Common Stock are to be so transferred of any representations or agreements requested by the Company to permit such transfer to be made pursuant to exemptions from registration under the Securities Act and applicable state securities laws.

     9. Registration Right. The Optionee shall have the right to have any shares of Common Stock acquired on exercise of the Option "piggy-backed" or included in any Registration Statement filed by the Company under the Act for the sale of Common Stock as set out below.

         (a) This "piggy-back" right shall exist and be effective for the two-year period following the acquisition of the Common Stock by exercise of the Option and for so long thereafter as the Holder is deemed to be an "affiliate" of the Company for purposes of Rule 144 adopted under the Act.

         (b) If the Registration Statement is being filed for a distribution of Common Stock which is being underwritten by a securities broker-dealer, the Holder's "piggy-back" right to have shares of Common Stock included therein will be subject to willingness of the underwriter to have the shares included or to any reasonable limitations which the underwriter may impose on the Holder's piggy-back" rights.

     10. No Right of Continued Service. Nothing herein shall expressly or impliedly interfere with or limit in any way the right of the Company to terminate the services of Optionee at any time, nor confer upon the Optionee any right to continue in the services of the Company for any particular period of time, in any particular capacity or at any particular level of compensation.

     11. Surrender of Agreement. In the event the Option shall be exercised in whole, this Agreement shall be surrendered to the Company for cancellation. In the event the Option shall be exercised in part, or a change in the number of designation of the Common Stock shall be made, this Agreement shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the partial exercise or the change in the number of designation of the Common Stock.



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     12. Counsel. Each party has had the opportunity to obtain separate counsel of choice. The Company expressly disclaims that it is giving any tax advice to the Optionee with respect to the grant and exercise of the Option or to any disposition of the Optioned Shares. The Optionee acknowledges and accepts this disclaimer.

     13. Indemnification. Each party hereby indemnifies and agrees to hold harmless the other party from any liability, cost or expense arising from or related to any act or failure to act of such party which is in violation of this Agreement.

     14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

     15. No Waiver. No waiver of any default under this Agreement shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent default of the same or similar nature.

     16. Amendment. This Agreement may be amended only by a written instrument signed by both parties to this Agreement.

     17. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective personal representatives and permitted successors and assigns.

     IN WITNESS WHEREOF, the Company and the Optionee have duly executed this Stock Option Agreement effective as of the day and year first above written.

                                    COMPANY:

                                    DuraVest, Inc.


                                    By: /s/ Friedrich W. Goebel
                                        ----------------------------------------

                                        Name:   Friedrich W. Goebel
                                                -------------------

                                        Title:  Director
                                                --------



                                    OPTIONEE:

                                    /s/ Ogan Gurel
                                    ------------------------------
                                    Dr. Ogan Gurel










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